Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14C
(Form Type)
SolarWinds Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	$3,479,174,569.66(1)	0.00015310	$532,661.63(2)
Fees Previously Paid	—
Total Transaction Valuation	$3,479,174,569.66
Total Fees Due for Filing			$532,661.63
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$532,661.63

(1)	Aggregate number of securities to which transaction applies: as of March 1, 2025, the maximum number of shares of Common Stock, par value $0.001 per share (the “Company Common Stock”) of SolarWinds Corporation to which this transaction applies is estimated to be 188,069,126, which consists of (1) 173,131,773 shares of Company Common Stock entitled to receive the per share merger consideration of $18.50; (2) 8,434,247 shares of Company Common Stock underlying outstanding restricted stock units which may be entitled to receive the per share merger consideration of $18.50; (3) 1,412,176 shares of Company Common Stock underlying outstanding performance-based restricted stock units which may be entitled to receive the per share merger consideration of $18.50; (4) 102,217 shares of Company Common Stock underlying outstanding options to purchase Company Common Stock which may be entitled to receive the per share merger consideration of $18.50 minus the applicable exercise price; and (5) 4,988,713 additional shares of Company Common Stock reserved for issuance pursuant to the employee stock purchase plan.

(2)	Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (1) the product of 173,131,773 shares of Company Common Stock entitled to receive the per share merger consideration and the per share merger consideration of $18.50, plus (2) the product of 8,434,247 shares of Company Common Stock underlying outstanding restricted stock units and the per share merger consideration of $18.50; plus (3) the product of 1,412,176 shares of Company Common Stock underlying outstanding performance-based restricted stock units and the per share merger consideration of $18.50; plus (4) the product of 102,217 shares of Company Common Stock underlying outstanding options to purchase shares of Company Common Stock and $17.48 (which is the difference between the per share merger consideration of $18.50 and the weighted average exercise price of $1.02 per share); plus (5) the product of 4,988,713 shares of Company Common Stock reserved for issuance pursuant to the employee stock purchase plan and the per share merger consideration of $18.50. In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00015310.